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                                                                   Exhibit 10.10


                     SUMMARY OF MATERIAL TERMS OF AGREEMENT
                   BETWEEN SPORTSNUTS.COM INTERNATIONAL, INC.
                                AND PIERRE BOIVIN


        The parties have agreed that Mr. Boivin will receive a bonus of five percent (5%) (the "Bonus"), upon a successful closing (i) of the net proceeds from an underwritten public offering of the Company's securities (with net proceeds to the Company of at least $10 Million), or (ii) of the total transaction value of a sale, merger, or other acquisition of the Company and/or all or substantially all of its stock or assets by an entity traded on a national securities exchange as defined pursuant to Section 6 of the Securities Exchange Act of 1934 (a "Transaction"). The Bonus will be paid to Consultant at a reasonable time following the closing of a Transaction. The obligation of the Company to pay the Bonus will terminate in the event that a Transaction has not closed on or before July 1, 2001, unless this Agreement is sooner terminated by giving thirty (30) days notice to either party.